As filed with the Securities and Exchange Commission on March 24,
1995
                                        Registration No. 33-

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549
                              _______________
                                 FORM S-3
                          REGISTRATION STATEMENT
                                   Under
                        The Securities Act of 1933
                              _______________
                        ALLIANCE GAMING CORPORATION
          (Exact name of registrant as specified in its charter)
           Nevada                               88-0104066
(State or other jurisdiction                  (IRS Employer
of incorporation or organization)          Identification Number)

                           4380 Boulder Highway
                         Las Vegas, Nevada  89121
                              (702) 435-4200
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)



                             John W. Alderfer
                          Chief Financial Officer
                           4380 Boulder Highway
                         Las Vegas, Nevada  89121
                              (702) 435-4200
         (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 Copy to:
                           Howard A. Sobel, Esq.
                         Kramer, Levin, Naftalis,
                          Nessen, Kamin & Frankel
                             919 Third Avenue
                         New York, New York  10022
                              (212) 715-9100
                              _______________

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend reinvestment plans, please check the following box.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.
                              _______________

                      CALCULATION OF REGISTRATION FEE


  Title of                               Proposed
Each Class of              Proposed       Maximum
Securities     Amount       Maximum      Aggregate   Amount of
  to be        to be     Offering Price  Offering  Registration
Registered   Registered   Per Share(1)     Price(1)     Fee

Common Stock,
par value
$0.10 per
share        250,000       $5.8125      $1,453,125    $502.00


     (1) Estimated solely for the purpose of calculating the registration fee. The proposed Maximum Aggregate Offering Price was calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low price per share of Common Stock reported on the Nasdaq National Market on March 23, 1995.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

                          Subject to Completion,
PROSPECTUS      Preliminary Prospectus dated March 24, 1995

                              250,000 Shares

                        ALLIANCE GAMING CORPORATION

                               COMMON STOCK
                        (Par Value $.10 per Share)
                              _______________

     All of the shares of Common Stock, par value $.10 per share (the "Common Stock"), of Alliance Gaming Corporation (formerly United Gaming, Inc.), a Nevada corporation (the "Company"), offered hereby (the "Shares") are being offered by Steve Greathouse, the Chairman of the Board, President and Chief Executive Officer of the Company (the "Selling Stockholder"), as described more fully herein. The Company will not receive any of the proceeds from the sale of the Shares offered hereby. See "Use of Proceeds," "Selling Stockholder" and "Plan of Distribution."

     The Common Stock is traded on the Nasdaq National Market
under the symbol "ALLY."  On March 23, 1995, the last reported sale price of the Common Stock on the Nasdaq National Market was
$57/8 per share.
                              _______________

     Prospective investors should carefully consider the factors set forth under the caption  "Risk Factors."
                              _______________

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
       SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.

      NEITHER THE NEVADA GAMING COMMISSION NOR THE NEVADA STATE
    GAMING CONTROL BOARD HAS PASSED UPON THE ACCURACY OR ADEQUACY
              OF THIS PROSPECTUS OR THE INVESTMENT MERITS
                   OF THE SECURITIES OFFERED HEREBY
                              _______________

     This Prospectus relates to the public offering of up to 250,000 shares of Common Stock, which will be issued as of the date of effectiveness of the Registration Statement of which this Prospectus is a part. The Selling Stockholder, directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell the Shares from time to time on terms to be determined at the time of sale. To the extent required, the specific shares to be sold, public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholder" and "Plan of Distribution."


               The date of this Prospectus is March   , 1995

                          AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of the Common Stock offered hereby. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Common Stock. Statements contained herein concerning the provisions of any contract or document are not necessarily complete and, in each instance, where a copy of such document has been filed as an exhibit to the Registration Statement or otherwise has been filed with the Commission, reference is made to the copy of the applicable document so filed. Each such statement is qualified in its entirety by such reference.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 and Amendment No. 1 and No. 2 thereto on Form 10-K/A; (ii) the Company's Current Reports on Form 8-K dated June 25, 1993, September 21, 1993, July 14, 1994 and August 11, 1994 and its Information Statement dated June 24, 1994; (iii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 1994 and December 31, 1994;
(iv) the Company's Proxy Statement dated November 15, 1994 related to the Annual Meeting of Stockholders held on December

15, 1994; and (v) the Company's Form 10-C dated December 20, 1994. In addition, each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed with the Commission.

     Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits thereto) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from John W. Alderfer, Chief Financial Officer, Alliance Gaming Corporation, 4380 Boulder Highway, Las Vegas, Nevada 89121, telephone number (702) 435-4200.

                            PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere, or incorporated by reference, in this Prospectus.

                                The Company

     Alliance Gaming Corporation (formerly United Gaming, Inc.), a Nevada corporation (the "Company"), is a diversified gaming company which (at February 28, 1995) operated approximately 6,777 gaming devices (primarily video poker devices and slot machines). The Company is the largest private gaming device route operator in Nevada and one of the largest in the United States. In its Nevada gaming device route operations, the Company selects, owns, installs, manages and services gaming devices (approximately 5,223 as of February 28, 1995) in third-party owned local establishments such as taverns, restaurants, supermarkets, drug stores and convenience stores (approximately 540 locations as of February 28, 1995). Also in Nevada, the Company owns and operates one full service casino and leases and operates one small casino, one casino-hotel and three taverns which collectively have approximately 790 gaming devices and 9 table games. As described in the Company's Form 10-K for the fiscal year ended June 30, 1994, the Company is presently in the process of closing or selling certain of these operations and has recently entered into certain agreements in respect thereof. During the fiscal year ended June 30, 1992, the Company expanded its gaming device route operations to Louisiana, where it is the operator of approximately 764 video poker devices at the only racetrack and associated off-track betting parlors ("OTBs") in the greater Long Bow Orleans area. In August 1994, the Company completed its acquisition of a 45% interest in the Rainbow Casino - Vicksburg Partnership, L.P. ("RCVP"). RCVP owns a dockside casino in Vicksburg, Mississippi which contains approximately 573 gaming devices and 28 table games. Additionally, the Company manages the casino. The Company also designs and manufactures gaming devices which are used only in its Nevada operations.

     The Company's strategy is to build its gaming business in existing markets, such as Nevada and Louisiana, as well as in emerging markets nationally. The Company intends to use its diversified gaming expertise, strengthened executive management, business partners and investment community relationships to pursue new casino operations as well as dockside, riverboat and Native American operations and the design, supply and management of gaming devices.

     In August 1994, the Company hired Mr. Steve Greathouse as President and Chief Executive Officer. Mr. Greathouse, who has held various positions in the gaming industry since 1974, most recently served as the President of the Harrah's Casino Hotels

Division of The Promus Companies, Inc. Mr. Greathouse was appointed to the Company's Board of Directors in October 1994 and was appointed Chairman of the Board in March 1995.

     With regard to certain additional developments concerning the Company, see "Recent Developments."

     The Company was incorporated in Nevada in 1968 and is a holding company which conducts its gaming operations through directly and indirectly owned subsidiaries. On December 15, 1994, stockholders approved the change of the Company's name from "United Gaming, Inc." to "Alliance Gaming Corporation." All of the Company's significant subsidiaries are, directly or indirectly, wholly-owned, except for (i) Kansas Financial Partners, LLC and Kansas Gaming Partners, LLC, each a Kansas limited liability company (each 50% owned); (ii) Native American Investments, Inc., a Delaware corporation (90% owned); (iii) RCVP, a Mississippi limited partnership (45% limited partnership interest, as well as certain non-voting special limited partnership interests); and (iv) Video Services, Inc. (49% owned, but the Company controls 100% of the voting rights and 71% of the rights to receive dividends). See "Recent Developments." The term "Company" as used herein refers to Alliance Gaming Corporation and its subsidiaries unless the context otherwise requires. The Company's principal executive offices are located at 4380 Boulder Highway, Las Vegas, Nevada 89121; telephone (702) 435-4200.

                               The Offering

Common Stock Offered by the
Selling Stockholder. . . . . . . . . . . . . . . . 250,000 shares

Shares of the Common Stock Outstanding. . . 11,629,650 shares (1)

Nasdaq National Market Common Stock Symbol. . . . . . . . . .ALLY

_________

(1) Includes the 250,000 shares of Common Stock to be issued in this Offering. Excludes up to (i) 8,500,000 shares of Common Stock issuable upon conversion of the Company's Convertible Debentures (as defined herein); (ii) 5,000,000 shares of Common Stock issuable under the Company's 1991 Stock Option Plan and the Company's 1984 Stock Option Plan, of which options covering 2,852,334 shares were outstanding and options covering 978,100 shares were exercisable as of March 22, 1995; (iii) 2,000,000 shares of Common Stock issuable upon exercise of warrants held by Alfred H. Wilms, a principal stockholder and a director of the Company; (iv) 2,750,000 shares of Common Stock issuable upon exercise of the Investment Warrants (as defined herein) held by Kirkland-Ft. Worth Investments Partners, L.P. ("Kirkland");

     (v) 1,250,000 shares of Common Stock issuable upon exercise of the Incentive Warrants (as defined below) held by Gaming Systems Advisors, L.P. ("GSA") and up to 2,500,000 shares of Common Stock issuable upon exercise of additional Incentive Warrants held by GSA; (vi) 780,000 shares of Common Stock issuable upon exercise of the Institutional Warrants (as defined herein) held by the initial purchasers of the Company's Convertible Debentures and up to 250,000 shares of Common Stock potentially issuable upon exercise of additional Institutional Warrants which may be issued in the future; (vii) up to 168,889 shares of Common Stock issuable in connection with the acquisition of Native American Investments, Inc.; (viii) 250,000 shares of Common Stock issuable upon exercise of warrants (having economic terms identical to the Incentive Warrants) of Mr. Greathouse;
     and (ix) 250,000 shares of Common Stock issuable upon exercise of warrants (having economic terms identical to the Incentive Warrants) held by Dr. Craig Fields, Vice Chairman of the Board of Directors of the Company. See "Risk Factors Effect of Outstanding Warrants, Options, and Convertible Debentures," "Recent Developments" and Executive Compensation incorporated by reference to this Prospectus.

                               RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, prospective investors should consider carefully the following factors before purchasing any of the Shares offered hereby.

Operating History - Recent Losses

     The Company incurred net losses of approximately $4,680,000, $3,650,000 and $13,128,000 during the fiscal years ended June 30, 1992, 1993 and 1994, respectively, and approximately $5,017,000 during the six months ended December 31, 1994. There can be no assurance that the Company will operate profitably in the future. See Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and notes thereto, incorporated by reference in this Prospectus.

Uncertainty of Change in Operating Strategy

     The Company is actively seeking to expand its operations into jurisdictions that have recently legalized or are anticipated to legalize gaming in the future. Certain recently implemented changes in management and business strategy are intended to improve the results of operations from the Company's existing business. The prospects for substantial improvement in operating performance and profitability, however, will be dependent, in large part, on the development of new gaming opportunities. There can be no assurance that the Company will be able successfully to identify or acquire such new gaming opportunities or operate profitably in the future. The Company's ability to expand to additional jurisdictions will be dependent upon a number of factors, including negotiating acceptable terms; securing required state and local licenses, permits and approvals, which in some jurisdictions are limited in number for gaming operations; securing adequate financing on acceptable terms; identifying and securing suitable locations, which management expects will be limited; and addressing political factors. Most of these factors are beyond the control of the Company. The Company has experienced and expects to continue to experience significant competition in its search for suitable new gaming opportunities. In addition, in order to develop new growth opportunities, the Company will be required to add, train, and retain additional management and other personnel. As a result, there can be no assurance that the Company will be able to expand to additional locations or, if any such expansion occurs, that it will be successful. In addition, the Company's existing and future operations are dependent in large part on certain key members of management, including its Chairman of the Board, President and Chief Executive Officer, Steve Greathouse, who joined the Company in August 1994, and other members of management who have joined the Company during the past 12 months, including Dr. Fields and Messrs. Kirschbaum and DiCesare. The ability to retain qualified management personnel could have a material adverse effect on the Company's results of operations.

Leverage and Debt Service; Need for Additional Financing

     As of December 31, 1994, the Company had outstanding long-term debt of approximately $88.1 million and a long-term debt to equity ratio of 6.33 to 1. The Company has substantial annual fixed debt service requirements attributable to the $85 million aggregate principal amount of 7 1/2% Convertible Subordinated Debentures due 2003 of the Company issued in September 1993 (the "Convertible Debentures") and other operating expenses. During the fiscal years ended June 30, 1992, 1993 and 1994 and the six months ended December 31, 1994, earnings before income taxes, interest on indebtedness, imputed interest on capital lease obligations and that portion of rent expense estimated to represent interest were inadequate to cover fixed charges, which include interest on indebtedness and imputed interest on capital lease obligations, by $4,680,000, $3,650,000, $12,887,000 and $4,727,000, respectively. See Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and notes thereto, incorporated by reference in this Prospectus.

     At December 31, 1994, the Company had cash and cash equivalents and securities available for sale of approximately $40.8 million, of which approximately $7 million is generally required to fund ongoing gaming operations in the ordinary course. It remains a part of the Company's business strategy to seek complementary gaming opportunities, including opportunities in less mature markets to which its route and casino experience may be applicable. As part of its business activities, the Company is regularly involved in the identification, investiga-tion and development of such opportunities. Accordingly, in order to support such activities, the Company may in the future elect to issue additional debt or equity securities if and when appropriate opportunities become available on terms satisfactory to it. Due to the Company's operating results over the past three fiscal years and leverage and coverage ratios, there can be no assurance that additional funds would be available, or available on terms satisfactory to the Company. Any such additional financing would result in dilution to existing equity holders. See Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources, incorporated by reference in this Prospectus.

Competition

     The gaming industry is highly competitive and many of the Company's competitors have more experience, are larger and have significantly greater financial and other resources than the Company. The recent and continuing expansion of legalized casino gaming and gaming devices to new jurisdictions throughout the United States has created dynamic industry and market conditions that will affect and likely intensify the competitive conditions faced by the Company, particularly in jurisdictions in which gaming licenses are limited. The Company believes that competition for existing and future gaming, gaming systems and related opportunities, sites and acquisitions will continue to be intense. There can be no assurance that the Company will be successful in maintaining or expanding its existing gaming activities or in expanding its activities into or making investments in other projects, areas or jurisdictions.

Maturity of Nevada Gaming Device Route Business

     The competition for obtaining and renewing gaming device routes in Nevada is high and continues to intensify. Such competition has, over time, reduced the Company's profit margins for such operations. In addition, such competition has required the Company to provide substantial financial incentives and incur financial obligations to retain or obtain certain gaming device route locations. Such incentives include long-term lease commitments, guarantees of leases in favor of owners of local establishments, substantial advance deposits, payments of lease rentals in advance and loans for building and tenant-improvement costs. Historically, substantial losses have been incurred in connection with such transactions. Notwithstanding the change in its business strategy to one emphasizing profitability rather than market share, to some extent the future success of the Company's gaming device route business will continue to be dependent on its ability and willingness to provide such financial inducements. Although the Company has historically generated sufficient new gaming device route contracts to offset the loss of old gaming device route contracts, as a result of increased competition, the increased sophistication and bargaining power of customers and other factors, there can be no assurance that the Company will be able to obtain new gaming device route contracts or renew or extend its current space leases or revenue-sharing arrangements upon their expiration or termination, or that, if renewed or extended, the terms will be as favorable to the Company. See "-- Uncertainty of Change in Operating Strategy."

Gaming Taxes

     The Company believes that the prospect of significant tax revenue is one of the primary reasons that many jurisdictions have legalized various forms of gaming. As a result, gaming operators are typically subject to significant taxes and fees in addition to corporate income taxes, and such taxes and fees are subject to increase at any time. Any material increase in these taxes or fees, which could occur prospectively or retroactively, would adversely affect the Company. The Company pays and expects to continue to pay substantial taxes and fees in Nevada, Louisiana and Mississippi and expects to pay substantial taxes and fees in any other jurisdiction in which it conducts gaming operations.

Control by Principal Stockholders

     Alfred H. Wilms, the Company's principal stockholder, holds approximately 43.3% of the Company's outstanding shares of Common Stock (47.0% assuming the exercise of warrants held by Mr. Wilms and the conversion of the Company's outstanding shares of Non-Voting Junior Convertible Special Stock (the "Convertible Special Stock")) as of March 22, 1995. Pursuant to the terms of the Stockholders Agreement, dated as of September 21, 1993, as amended, among the Company, Mr. Wilms, Kirkland, Kirkland Investment Corporation ("KIC") and GSA (the "Stockholders Agreement"), Mr. Wilms is obligated to vote his shares of Common Stock in favor of the four designees of KIC to the Company's seven-member Board of Directors. On July 14, 1994, as contemplated by the Stockholders Agreement, the Company's Board of Directors was reconfigured to consist of four persons designated by KIC (initially Messrs. Kirschbaum, DiCesare, Gottlieb and Robbins) and three persons designated by Mr. Wilms (initially Messrs. Wilms and Sosin and Dr. Scheinman). On October 20, 1994, the Stockholders Agreement was amended to reconfigure the Board of Directors to consist of four persons designated by KIC (initially,Messrs. Kirschbaum, DiCesare,

Gottlieb and Robbins), one person designated by Mr. Wilms (Mr. Wilms) and two new directors designated by a majority of the Board of Directors. Accordingly, on October 20, 1994, Mr. Greathouse and Dr. Fields were appointed to the Board to fill vacancies created upon the resignation of Dr. Scheinman and Mr. Sosin. As amended, the Stockholders Agreement also provides that Mr. Wilms may designate two persons (initially Dr. Scheinman and Mr. Sosin) (the "Advisors") who shall be observers of, and advisors to, the Board of Directors and who will be entitled to attend all of the Company's Board of Directors' meetings and receive all information furnished to members of the Board. Mr. Wilms and/or at least one Advisor will be entitled to attend all meetings of the committees of the Company and its subsidiaries. See "Recent Developments -- Recent Transactions -- Certain Additional Appointments."

     The October 20, 1994 amendment to the Stockholders Agreement also provides that the voting agreements between Mr. Wilms on the one hand, and KIC on the other hand, will terminate upon the earlier of (i) September 21, 1997 and (ii) the date that both (a) KIC and its permitted transferees and (b) Mr. Wilms and his permitted transferees each own in the aggregate Company securities representing less than 5% of the Company's fully diluted Common Stock (with outstanding Convertible Special Stock and underlying warrant shares counted as Common Stock); provided, that, in the event the average closing price of a share of Common Stock (as traded on the Nasdaq National Market System or other principal exchange or trading market on which the Common Stock is then traded or listed) for any thirty consecutive trading day period during the 15-month period prior to the earlier of the dates described in clauses (i) and (ii) above shall not have equaled or exceeded $15 (as appropriately adjusted to give effect to stock splits, recapitalizations, mergers, reorganizations or similar transactions) then, in no event as soon as practicable after September 21, 1997, KIC and its permitted transferees will use their best efforts to cause the Board of Directors to be in a ratio of four designees of KIC to three designees of Mr. Wilms (rather than as described above). The Stockholders Agreement, as amended, and related transactions are more fully described in the Company's Forms 8-K dated June 25, 1993, September 21, 1993 and July 14, 1994 and in its Information Statement dated June 29, 1994.

Importance of Louisiana Contract; Competition in Louisiana
Market

     Since the Company currently operates in Louisiana under a single 10-year operating agreement with Fairgrounds Corporation, Jefferson Downs Corporation and Finish Line Management Corp. expiring in May 2002, subject to extension under certain circumstances, the loss of such agreement for any reason would have a material adverse effect on the Company. The Company has no reason to believe that the agreement will be prematurely terminated. From time to time, legislators and other politicians recommend or introduce measures to limit or repeal the Louisiana Video Draw Poker Devices Control Law and the Rules and Regulations promulgated thereunder by the Department of Public Safety and Corrections, Office of State Police, Gaming Enforcement Section, Video Gaming Division (the "Louisiana Act"). See "-- Regulatory Matters -- Louisiana." Although the Company has no reason to believe such measures will be successful, the repeal of such Act would have a material adverse effect on the Company.

     In addition, there can also be no assurance that the Company's Louisiana operations will not be materially adversely affected by other competitive gaming activities in and around the New Orleans area. Among other things, the Company is facing significantly increased competition from docked riverboats which, under Louisiana law, are not limited in the number of gaming devices (including slot machines) offered or the jackpots paid. In contrast, the Company's OTB parlors are only permitted to offer video poker devices and are subject to limits on jackpots. Docked riverboats have had a significant adverse impact on those Company OTB parlors located near such riverboats, and this trend is expected to continue. See "-- Regulatory Matters -- Louisiana."

Uncertainty of the Emerging Video Gaming Market

     Certain jurisdictions in the United States and Canada have approved various forms of video gaming operations. The Company cannot predict if or when additional jurisdictions, if any, will approve video gaming, which approval is not within the control of the Company. In addition, there is no assurance that if additional jurisdictions approve video gaming that such approvals will result in business opportunities for private operators such as the Company or that the Company will be successful in exploiting such opportunities.

Regulatory Matters -- Nevada

     The ownership and operation of casino gaming facilities, the operation of gaming device routes and the manufacture and distribution of gaming devices in Nevada are subject to the Nevada Gaming Control Act (the "Nevada Act") and to licensing and regulatory control by the Nevada State Gaming Control Board (the "Nevada Board"), the Nevada Gaming Commission (the "Nevada Commission") and various local, city and county regulatory agencies (collectively, the "Nevada Gaming Authorities").

     The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, a publicly traded corporation registered with the Nevada Commission (a "Registered Corporation"), such as the Company, or which holds a license in order to determine whether such individual is suitable or should be licensed as a business associate of a Registered Corporation or a gaming licensee.
No person may become a controlling stockholder of the Company without the prior approval of the Nevada Commission, although any beneficial owner of the Company's voting securities, regardless of the number of shares owned, may be required to file applications, be investigated, and have his suitability determined if the Nevada
Commission has reason to believe that such ownership may be inconsistent with the declared policies of the State of Nevada.

     The Nevada Act provides that persons who acquire beneficial ownership of more than 5% of the voting securities of a Registered Corporation must report the acquisition to the Nevada Commission. The Nevada Act also requires that beneficial owners of more than 10% of the voting securities of a Registered Corporation must apply to the Nevada Commission for a finding of suitability within 30 days after the Nevada Board Chairman mails the written notice requiring such filing. An "institutional investor" (as such term is defined in the Nevada Commission's regulations) which acquires beneficial ownership of more than 10%, but not more than 15%, of the Company's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only (as determined in accordance with the provisions of the Nevada Commission's regulations). The Nevada Commission may, in its discretion, apply the rules and regulations of the Commission in determining whether, and to what extent, the beneficial owner of equity securities, such as the Common Stock or Convertible Debentures, is the beneficial owner of voting securities for purposes of determining whether a holder must apply for a finding of suitability. Further, the Nevada Commission may, in its discretion, require the holder of any security of a Registered Corporation, such as the Company, including the Common Stock or Convertible Debentures, to file applications, be investigated and be found suitable to own a security of the Registered Corporation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Historically, the costs incurred by the Company in connection with investigations have varied widely depending upon, among other things, the complexity of the financial history of the person being investigated, the position of the proposed licensee and the nature and scope of the investigatory activity which the regulatory authority elects to undertake. The Company incurred investigative costs aggregating approximately $255,000 in the fiscal year ended June 30, 1994 (of which approximately $135,000 related to the licensing of KIC in respect of the investment by Kirkland in the Company and the change in composition of the Company's Board of Directors contemplated by the Stockholders Agreement). Amounts incurred by other proposed investors in gaming companies, such as the Company, could be materially greater or less than such amount. Additionally, the Company maintains with the Nevada Board a revolving fund of $15,000 to cover minor investigations incurred in the ordinary course of conducting its Nevada gaming operations. Theoretically, there is no limit to the amount of investigative fees which can be charged to the Company or a proposed investor by gaming authorities.
The Company will continue to incur licensing and investigative costs in the future.

     The Nevada Act prohibits the Company from making a public offering of its securities without the approval of the Nevada Commission if the securities or any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Nevada, or to retire or extend obligations incurred for one or more such purposes.
On February 23, 1995, the Nevada Commission granted the Company prior approval to make public equity offerings for a period of one year, limited to the registration and sale of common stock, from time to time, upon the exercise of certain designated securities and warrants subject to certain conditions ("Shelf Approval"). However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board and must be reviewed annually. The Shelf Approval, or any approval of a public offering, if granted, does not constitute a finding, recommendation or approval by the Nevada Commission or by the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The Nevada
Commission has also imposed a requirement on the Company that it must receive the prior administrative approval of the Nevada Board Chairman for any offer for the sale of an equity security in a private transaction.

     The loss or restriction of the Company's gaming licenses in Nevada would have a material adverse effect on its business and could require the Company to cease gaming operations in Nevada.

Mandatory Disposition Pursuant to Gaming Laws

     If a holder or a beneficial holder of Convertible Debentures or Common Stock is required by the Nevada Commission to be found suitable, the holder shall apply for a finding of suitability within 30 days after being ordered to do so by the Nevada Board Chairman or the Nevada Commission's request. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a holder or a beneficial owner is required to be found suitable and is not found suitable by the Nevada Commission, (i) the holder shall, upon request of the Company, dispose of his Convertible Debentures and Common Stock within 30 days or within that time prescribed by the Nevada Commission, whichever is earlier, or
(ii) the Company may, at its option, redeem the holder's Convertible Debentures in cash at the lesser of (w) the principal amount thereof or (x) the price at which the Convertible Debentures were acquired by the holder, together with, in either case, accrued interest to the date of the finding of unsuitability by the Nevada Commission and repurchase the holder's Common Stock at the lesser of (y) the market price thereof on the date of the finding of unsuitability or (z) the price at which such Common Stock was acquired by the holder.
Such mandatory disposition could be required at a time when market conditions are not favorable to the affected holders or at a time or at costs which are otherwise unfavorable to such holders.

Regulatory Matters -- Louisiana

     The manufacture, distribution, servicing and operation of video draw poker gaming devices ("Devices") in Louisiana is subject to the Louisiana Act. Licensing and regulatory control is provided by the Video Gaming Division of the Gaming Enforcement Section of the Office of State Police within the Department of Public Safety and Corrections (the "Division").
The laws and regulations of the Division are based upon a primary consideration of maintaining the health, welfare and safety of the general public and upon a policy which is concerned with protecting the video gaming industry from elements of organized crime, illegal gambling activities and other harmful elements, and protection of the public from illegal and unscrupulous gaming to ensure the fair play of video gaming Devices.

     Two of the Company's indirect operating subsidiaries involved with its gaming operations in Louisiana have each been granted a license as a Device owner by the Division. Another indirect subsidiary of the Company has been granted a license as a distributor of Devices by the Division. These gaming subsidiaries are licensees under the terms of the Louisiana Act (collectively, the "Louisiana Licensees" and individually, a "Louisiana Licensee"). The licenses held by the Louisiana Licensees expire at midnight on June 30 of each year and must be renewed annually through payment of certain fees. All license fees must be paid on or before May 15 in each year licenses are renewable.

     The Division may deny, impose a condition or fine, suspend or revoke any license, renewal or application for a license for violation of any rules and regulations of the Division or any violations of the Louisiana Act. Fines for violations of gaming laws or regulations may be levied against the licensees and the persons involved. In addition, the licensees could be subject to separate fines for each violation of the gaming laws. The Louisiana Act states that a license issued by the Division is a pure and absolute privilege. The issuance, condition, denial, suspension or revocation of a license is at the discretion of the Division in accordance with the provisions of the Louisiana Act. A license is not property or a protected interest under the constitution of either the United States or the State of Louisiana. Suspension or revocation of any of the licenses of the Louisiana Licensees could have a material adverse effect on the business of the Company.

     The Division has the authority to conduct overt and covert investigations of any person, entity, applicant or participant involved directly or indirectly in the video gaming industry in Louisiana. This investigation may extend beyond the information provided in the formal application, including information with regard to the licensee's immediate family and relatives and their affiliations with certain groups, organizations, corporations, firms or other business entities. The investigation may also extend to every person who has or controls more than a 5% ownership, income or profit interest in an entity which applies for a license in accordance with the Louisiana Act, or who is a key employee or who has the ability to exercise significant influence over the licensee. All persons or entities investigated must meet all suitability requirements and qualifications for a licensee. The Division may deny an application for licensing for any cause which it may deem reasonable. The applicant for licensing must pay a filing fee which also covers the cost of investigation.

     In order for a corporation to be licensed by the Division, it must be demonstrated that a majority of the stock of the corporation is owned by persons who have been domiciled in Louisiana for a period of at least two years prior to the date of the application.

     Devices must meet strict specifications established by the Division. The number of Devices is limited depending on the type of location at which the Devices are located. Fees payable to the Division include an application fee, which is non-refundable, an annual fee, based upon a percentage of the net revenues from the operation of each Device, a Device owner's fee, a Device operations fee, a license establishment fee and a Device owner's franchise fee. All fees are payable in either quarterly or annual installments depending on the fee being paid.

     The loss or restriction of the Company's gaming licenses in Louisiana would have a material adverse effect on its business and could require the Company to cease gaming operations in Louisiana. Any expansion of the Company's Louisiana gaming operations (other than the addition of video poker devices in existing locations) could subject the Company to additional regulation in Louisiana.

Regulatory Matters -- Mississippi

     The ownership and operation of gaming devices in Mississippi is subject to extensive state and local laws and regulations, including the Mississippi Gaming Control Act (the "Mississippi Act") and the regulations (the "Mississippi Regulations") promulgated thereunder. The Mississippi Gaming Commission (the "Mississippi Commission") oversees licensing and regulatory compliance. Gaming in Mississippi can be legally conducted only on vessels of a certain minimum size in navigable waters of the Mississippi River or in waters of the State of Mississippi which Lie adjacent and to the south (principally in the Gulf of Mexico) of the counties of Hancock, Harrison and Jackson, and only in counties in Mississippi in which the registered voters have not voted to prohibit such activities. The underlying policy of the Mississippi Act is to ensure that gaming operations in Mississippi are conducted (i) honestly and competitively, (ii) free of criminal and corruptive influences and (iii) in a manner which protects the rights of the creditors of gaming operations.

     The Mississippi Act requires that a person (including any corporation or other entity) must be licensed to conduct gaming activities in Mississippi. A license will be issued only for a specified location which has been approved as a gaming site by the Mississippi Commission. The Company, through its interest in RCVP, obtained a license on June 30, 1994 that is valid for two years. The Company must apply for renewal of such license, which renewal cannot be assured. The Mississippi Act also requires that certain officers or directors of a gaming licensee, any person that owns more than 10% of a licensee, or any other person who exercises a significant influence over the licensee, either directly or indirectly, must be found suitable by the Mississippi Commission. In addition, any employee of the licensee which is directly involved in gaming, must obtain a work permit from the Mississippi Commission. The Mississippi Commission will not issue a license or make a finding of suitability unless it is satisfied, only after an extensive investigation paid for by the applicant, that the persons associated with the gaming licensee or applicant for a license are of good character, honesty and integrity, with no relevant or material criminal record. In addition, the Mississippi Commission will not issue a license unless it is satisfied that the licensee is adequately financed or has a reasonable plan to finance its proposed operations from acceptable sources, and that persons associated with the applicant have sufficient business probity, competence and experience to engage in the proposed gaming enterprise. The Mississippi Commission has the power to deny, limit, condition, revoke and suspend any license, finding of suitability or registration, or fine any person, as it deems reasonable and in the public interest, subject to any opportunity for a hearing.

     Under the Mississippi Regulations, a gaming licensee cannot be publicly held, although an affiliated corporation, such as the Company, may be publicly held so long as the Company registers with and obtains the approval of the Mississippi Commission. In addition, approval of any subsequent public offerings of the securities of the Company must be obtained from the Mississippi Commission if any part of the proceeds from that offering are intended to be used to pay for or reduce debt used to pay for the construction, acquisition or operation of any gaming facility in Mississippi.

     Under the Mississippi Regulations, a person is prohibited from acquiring control of a licensee without the prior approval of the Mississippi Commission. Any person who, directly or indirectly, or in association with others, acquires beneficial ownership of more than 5% of any licensee must notify the Mississippi Commission of this acquisition. The Mississippi Commission may require that a person be found suitable if that person holds less than a 10% ownership position and must require that a person be found suitable if that person owns more than 10% of a licensee. Furthermore, regardless of the amount of ownership, any person who acquires beneficial ownership may be required to be found suitable if the Mississippi Commission has reason to believe that the acquisition of such ownership would be inconsistent with the declared policy of Mississippi. Any person who is required to be found suitable must apply for a finding of suitability from the Mississippi Commission within 30 days after being requested to do so, and must deposit with the State Tax Commission a sum of money which is adequate to pay the anticipated investigatory costs associated with such finding.
Any person who is found not to be suitable by the Mississippi Commission shall not be permitted to have any direct or indirect ownership in the licensee. Any person who is required to apply for a finding of suitability and fails to do so, or who fails to dispose of his or her interest in the licensee if found unsuitable, is guilty of a misdemeanor. If a finding of suitability with respect to any person is not applied for where required, or if it is denied or revoked by the Mississippi Commission, the licensee is not permitted to pay such person for services rendered, or to employ or enter into any contract with such person.

     The laws and regulations permitting and governing Mississippi casino gaming were adopted during 1990 and 1991, and the first casinos opened in August 1992. Consequently, the interpretation and application of Mississippi law and regulations may evolve over time, and any such changes may have an adverse effect on Mississippi licensees. The loss or restriction of the Company's gaming license in Mississippi could have a material adverse effect on its business and could require the Company to cease gaming operations in Mississippi.

Regulatory Matters -- Additional Jurisdictions

     The Company, in the ordinary course of its business, routinely considers business opportunities to expand its gaming operations into additional jurisdictions. Any such expansion would subject the Company and, possibly, some or all of its officers, directors, employees and securityholders, to regulatory requirements in addition to those with which such parties are presently obligated to comply. As the Company seeks to establish gaming operations in additional jurisdictions, the Company expects to continue to incur significant development costs, including costs related to efforts to obtain gaming licenses and other regulatory approvals in such jurisdictions.

Shares Eligible for Future Sale

     The sale of a substantial number of shares of Common Stock in the public market could materially adversely affect the market price of Common Stock. Persons holding a substantial number of shares of Common Stock and options and warrants to purchase additional shares of Common Stock have rights, subject to certain conditions, to require the Company to file registration statements covering the shares they own or may acquire through option or warrant exercises. These persons and others also have rights, subject to certain limitations, to "piggyback" registrations if the Company files a registration statement. The Company filed a registration statement in December 1994 which covered 600,000 shares of Common Stock of certain selling stockholders in connection with the acquisition of the Company's interest in the RCVP. See "-- Effect of Outstanding Warrants, Options and Convertible Debentures."

Effect of Outstanding Warrants, Options and Convertible
Debentures

     Giving effect to the warrants issued to Kirkland, GSA and certain other investors in connection with the September 1993 investment by Kirkland (the "Kirkland Investment"), the warrants issued to Mr. Wilms in connection with the completion of the funding of a $6,500,000 loan to Video Services, Inc., a Louisiana corporation ("VSI") (the outstanding principal balance of which as of March 22, 1995 was approximately $4,365,000), and a majority controlled subsidiary of the Company (the "Wilms Warrants"), the warrants issued to the initial purchasers in connection with the Convertible Debenture offering and the warrants issued to Mr. Greathouse and Dr. Fields in connection with their employment contracts, the Company has outstanding warrants covering 7,280,000 shares of Common Stock. Of such warrants, warrants which cover 2,750,000 shares of Common Stock were issued to Kirkland and certain other investors on September 21, 1993 in connection with the Kirkland Investment (the "Investment Warrants"), warrants which cover 1,250,000 shares of

Common Stock were issued to GSA in connection with advisory services (the "Incentive Warrants"), warrants which cover 780,000 shares of Common Stock were issued to the initial purchasers in connection with the Convertible Debenture offering on September 21, 1993 (the "Initial Institutional Warrants") and warrants which cover 250,000 shares of Common Stock were issued to each of Mr. Greathouse and Dr. Fields in connection with their employment contracts (all of which are vested in the case of Mr. Greathouse and of which, as discussed below in the case of Dr. Fields, 62,500 are vested immediately and the remainder of which will vest ratably in annual increments during the term of his three year engagement agreement). Certain additional warrants (the exact number of which has not been finally determined) are issuable to GSA in respect of certain consummated transactions and may be issuable in the future in the event that certain other transactions are consummated. As of March 22, 1995, options covering 2,852,334 shares of Common Stock had been granted and were outstanding pursuant to the Company's 1984 Stock Option Plan and the Company's 1991 Stock Option Plan, of which options covering approximately 978,100 of such shares of Common Stock were currently exercisable at prices ranging from $1.375 to $8.75 per share. See Note 5 of Notes to the Company's June 30, 1994 Consolidated Financial Statements, incorporated by reference in this Prospectus. The Wilms Warrants, which cover 2,000,000 shares of Common Stock, are exercisable at a price of $2.50 per share. The Investment Warrants and the Incentive Warrants will be exercisable, at a price of $1.50 per share, only in the event that the price of the Common Stock has traded for 15 consecutive trading days at an average price equal to, or in excess of, $11.00, $13.00 and $15.00 as to one-third of such Investment Warrants and Investment Warrants, respectively. The Stockholders Agreement provides that the Wilms Warrants and the Common Stock owned by Mr. Wilms (together, the "Wilms Securities"), on the one hand, and the Investment Warrants and Incentive Warrants, on the other hand, entitle the holders thereof to four demand registrations and unlimited "piggyback" registrations for offerings by the Company for its own account, subject to customary exceptions, at the Company's expense. Of such demand registrations, holders of the Wilms Securities (i) may elect to participate in two registrations demanded by holders of the Investment Warrants and the Incentive Warrants and (ii) have certain priority rights relative to such other holders with respect to "piggyback" registration rights. In connection with the employment of Mr. Greathouse by the Company, Mr. Greathouse received 250,000 shares of restricted Common Stock, 250,000 warrants on economic terms identical to the Incentive Warrants and 250,000 options exercisable at $5.75 per share under the 1991 Stock Option Plan. One-third of the warrants are exercisable and the options vest and become exercisable on each anniversary of August 15, 1994 (the initial date of Mr. Greathouse's employment). In connection with his engagement agreement to acts Vice Chairman of the Board of Directors, Dr. Fields received

250,000 warrants on economic terms identical to the Incentive Warrants and 250,000 options exercisable at $5.75 per share under the 1991 Stock Option Plan. One-fourth of such warrants and options vested and became exercisable on September 1, 1994 and one-fourth will vest and become exercisable on each of August 31, 1995, 1996 and 1997. See Executive Compensation incorporated by reference in this Prospectus.

     On September 21, 1993, after receipt of the administrative approval of the Chairman of the Nevada Board, the Company issued the Initial Institutional Warrants to the initial purchasers in connection with the Convertible Debenture offering and may issue warrants which cover up to an additional 250,000 shares of Common Stock (the "Additional Institutional Warrants," and together with the Initial Institutional Warrants, the "Institutional Warrants") to one of such initial purchasers in connection with future advisory services to be provided to the Company by such initial purchaser. The Initial Institutional Warrants vested upon the issuance thereof and became exercisable on September 21, 1994. The Additional Institutional Warrants, if issued, will vest and become exercisable only after the Common Stock has traded at an average price equal to, or in excess of, $13.00 for 15 consecutive trading days after the issuance thereof, subject to adjustment under certain circumstances. All of the Institutional Warrants will remain exercisable, to the extent vested, for five years after first becoming exercisable, but in no event longer than six years from the date of issuance. The exercise price of the Institutional Warrants is $8.25 per share. The holders of the Institutional Warrants are entitled to one demand registration and unlimited "piggyback" registrations, whether or not the proposed registration is for the Company's account, subject to customary exceptions, at the Company's expense.

     The Company has outstanding $85 million principal amount of the Convertible Debentures which are convertible at any time, or from time to time, into Common Stock at a conversion price of $10 per share (i.e., for an aggregate of up to 8,500,000 shares of Common Stock), subject to adjustment under certain circumstances.

     Holders of the options, warrants and Convertible Debentures described above are likely to exercise or convert them at times when the Company could raise additional capital by issuing Common Stock for greater consideration than could be obtained by the exercise of the options and warrants or conversion of the Convertible Debentures, thereby affecting the terms on which the Company could obtain additional capital or its ability to do so. See Management's Discussion and Analysis of Financial Condition and Results of Operations, incorporated by reference in this Prospectus.

                            RECENT DEVELOPMENTS

Recent Transactions

     Kirkland Transaction. On June 25, 1993, the Company and Mr. Alfred H. Wilms, the principal stockholder and a director of the Company (and then Chairman of the Board and Chief Executive Officer), entered into agreements with Kirkland, KIC (the general partner of Kirkland) and GSA, an affiliate of Kirkland. Pursuant to these agreements, (i) KIC and certain of its affiliates agreed, among other things, not to make investments in certain gaming opportunities without first having offered them to the Company on the same terms and conditions; and (ii) GSA agreed to assist the Company in identifying potential investors, in negotiating and obtaining financing, and in identifying opportunities for acquisitions, dispositions, joint ventures and other similar transactions. These agreements contained provisions involving stock purchase rights involving the issuance of shares of the Company's Convertible Special Stock and certain warrants. In addition, these agreements provided that if at least $20 million in capital infusion to the Company was achieved, KIC, in its individual capacity, would acquire the right, subject to the receipt of required regulatory and other approvals, to nominate a majority of the seven members of the Company's Board of Directors with the other members nominated by Mr. Wilms. On September 21, 1993, the Company completed the private placement of $85 million aggregate principal amount of the Convertible Debentures. Concurrent with the closing of this issuance, Kirkland invested $5,000,000 in the Company in exchange for 1,333,333 shares of the Company's Convertible Special Stock and Investment Warrants to acquire 2,750,000 shares of Common Stock, and KIC delivered notice to the Company of its intent to exercise it right to control the Company's Board of Directors.
On June 23, 1994, KIC received the required regulatory approvals from the Nevada Commission and in July 1994 exercised its right to take control of the Board of Directors. For a further discussion concerning the changes in the Board of Directors as a result of these transactions and certain subsequent changes to the Board of Directors, see "Risk Factors -- Control by Principal Stockholders."

     Certain Additional Appointments. In August 1994, the Company hired Mr. Steve Greathouse as President and Chief Executive Officer. Mr. Greathouse, who has held various positions in the gaming industry since 1974, most recently served as the President of the Harrah's Casino Hotels Division of The Promus Companies, Inc. Mr. Greathouse was appointed to the Company's Board of Directors in October 1994. Consistent with the continuing development and implementation of the business strategy of the Company, Mr. Greathouse succeeded Mr. Kirschbaum as Chairman of the Board in March 1995. Mr. Kirschbaum will continue to serve as a Director and remains actively involved in the business of the Company, particularly in its development efforts. In conjunction with such actions, Dr. Fields has replaced Mr. Greathouse as Chairman of the Executive Committee of the Board.

     In March 1995, David Johnson joined the Company as Secretary, Senior Vice President and General Counsel. He also serves as Secretary of each of the subsidiaries of the Company. Mr. Johnson has approximately 17 years of experience in legal and regulatory matters. He was formerly a senior partner in the Nevada law firm, Schreck, Jones, Bernhard, Woloson & Godfrey, Chartered. In addition, Alfred H. Wilms was elected a director of each of the subsidiaries of the Company.

     Native American Investments, Inc. On March 7, 1994, the Company acquired 90% of the common stock and all of the shares of a newly established class of preferred stock of USA Gaming of Native America, Inc., which subsequently changed its name to Native American Investments, Inc. ("NAI"). As consideration for the common stock and as its initial contribution to NAI, the Company agreed, through a subsidiary and subject to certain conditions, to issue 224,444 shares of Common Stock of the Company and pay $960,000 in cash. As of March 22, 1995, 168,333 of such shares had been issued and delivered. The Company also agreed, upon adoption of a non-qualified stock bonus plan by NAI, to fund such plan with up to 168,889 shares of the Company's common stock at the discretion of the Company. NAI has contracts to develop Class II and Class III gaming opportunities with several Indian tribes in California and Oklahoma.

     All of the contracts presently held by NAI are in the development and non-operational stages and are subject to negotiations resulting in satisfactory compacts with the states in which the projects are located and approval of the contracts by the National Indian Gaming Commission (the "NIGC").
Therefore, the Company has realized no revenues through its ownership of NAI. Subsequent to initial approval, gaming contracts entered into with Indian tribes are subject to periodic review by the NIGC as well as the gaming commission of the tribe party to the contract. Such reviews typically occur annually, but may be undertaken at any time. Each of NAI's gaming contracts, if initially approved, will be subject to such periodic review and, therefore, will be subject to revocation by gaming authorities from time to time prior to the date such contract expires by its terms. Such contracts may additionally be restricted by, or obligations may be imposed under, the tribal-state compact under which such contract is operated. Moreover, any contract with an Indian tribe relating to land is subject to approval by the Bureau of Indian Affairs of the United States Department of Interior.

     All Indian tribes, including the Indian tribes with which NAI has contracted, possess sovereign immunity from contract suit unless a tribe unequivocally expresses a clear waiver from such immunity. The gaming contracts NAI has entered into with Indian tribes provide for such waivers.

     The Governor of California has to date refused to negotiate a compact (other than compacts for pari-mutuel wagering on horse racing) covering Indian gaming in California and is currently engaged in related litigation with certain Indian tribes. In Rumsey Indian Rancheria vs. Wilson the Ninth Circuit Court of Appeals ruled in November 1994 that, with the possible exception of "slot machines" in the form of video lottery terminals, the State of California has no obligation to negotiate with the plaintiff tribes on the gaming activities at issue in that litigation. That court remanded the case back to the trial court to make certain determinations in respect of "slot machines" under California law. Given the requirement that the trial court make additional determinations and the likely prospect of further appeals in this case, the Company cannot predict if or when the State of California will enter into any compact covering Class III gaming in California.

     There can be no assurance as to the successful completion or operation of any part of the NAI's contracts.

     Greater Dubuque Riverboat Entertainment Company. On June 2, 1994, the Company, as plaintiff (along with its subsidiary, United Gaming of Iowa, Inc.) filed a lawsuit in the United States District Court, Northern District of Iowa, alleging, among other things, a breach of fiduciary duty by defendants Greater Dubuque Riverboat Entertainment Company, L.C., an Iowa limited liability company organized to operate a riverboat casino in Dubuque, Iowa ("GDREC"), and Joseph P. Zwack. The defendants in that lawsuit filed a counterclaim alleging, among other things, that the Company tortiously interfered with the business of GDREC and sought unspecified compensatory and exemplary damages and costs of the action. In December 1994, the parities to such litigation entered into a Settlement Agreement pursuant to which such litigation will be dismissed with prejudice without any payment by any party thereto. Also in connection with such settlement, GDREC permitted the Company to conduct a due diligence investigation of its business. At the conclusion of such investigation, the Company had the option, in its sole and unfettered discretion, either to elect to proceed with an offer to acquire GDREC as set forth in the settlement or, alternatively, not to proceed and cease all efforts to acquire, in any manner, any interest in GDREC, certain related parties or the Dubuque, Iowa riverboat license. On December 16, 1994, the Company advised GDREC that it elected not to proceed with such offer.

     Camptown Greyhound Racing, Inc. In September 1994, Kansas Gaming Partners, LLC and Kansas Financial Partners, LLC (the "Kansas Partners"), each Kansas limited liability companies, whose members include wholly owned subsidiaries of the Company and Casino Magic Corporation, announced that the Kansas Racing Commission approved a financing proposal submitted by Camptown Greyhound Racing, Inc. ("Camptown") that would facilitate the completion of construction of a greyhound racing facility located near Frontenac, Kansas. In November 1994, Camptown closed a $3,205,000 loan commitment which is guaranteed by the Kansas Partners. Additionally, Camptown has entered into an option agreement with the Kansas Partners whereby the Kansas Partners have been granted the exclusive right to operate casino-type gaming at Camptown's facility if and when such gaming is enacted in Kansas. In the event casino gaming is enacted in Kansas, it is presently contemplated that the Kansas Partners will construct a casino, hotel, recreational vehicle park, theme park and restaurants on the 320-acre site. A referendum to amend the Kansas constitution to permit casino gaming exclusively at three existing pari-mutuel facilities (including Camptown) could be put to the voters of Kansas following action by the Kansas State Legislature which could come as early as Spring 1995. There can be no assurance as to the successful completion or operation of any part of this project.

     Pine Hills Joint Venture. In July 1994, the Company executed a joint venture agreement with Lone Star Casino Corporation (the "Joint Venture") to develop the Pine Hills Casino resort site ("Pine Hills") in Bay St. Louis, Mississippi. Pine Hills is anticipated to consist of 60,000 square feet of gaming, restaurant and back office facilities, and an 18-hole golf course and clubhouse. The Company has agreed, upon certain conditions described below, to make initial advances of up to $1,900,000 to defray certain preliminary expenses to be incurred in connection with the project in accordance with an approved budget. The Company's obligation to make the initial advance payments was contingent upon, among other things, obtaining the landlord's consent to Lone Star's assignment of the ground lease for the project site to the Joint Venture and related financing, the completion of definitive joint venture documents and the satisfactory completion of the Company's due diligence. In addition, the Company agreed, upon certain conditions, to make an equity investment of up to $15,000,000 (including the initial $1,900,000 contribution) for a 50% equity interest in the Joint Venture, plus the separate right to receive management fees and royalties aggregating 10% of the Joint Venture's gross revenues, as defined. The Company's obligation to make its $15,000,000 equity investment was contingent upon, among other things, obtaining the landlord's consent to Lone Star's assignment of the ground lease for the project site to the Joint Venture and related financing, obtaining satisfactory debt financing for the project, the receipt of all necessary governmental approvals, the satisfactory resolution of certain litigation relating to the project site currently pending in the Mississippi Supreme Court, as well as the satisfactory completion of the Company's due diligence. Certain of the conditions to the funding of the $1,900,000 and $15,000,000 amounts referenced above have not been met and the Company has advised Lone Star that, accordingly, the
Company has no further obligations in respect thereof.   The
Company is continuing discussions with the parties to determine whether an agreement can be reached regarding an acceptable transaction. There can be no assurance as to whether such an agreement can be reached or, if so, as to the future successful completion or operation of this project.

     Annual Meeting of Stockholders.  At the Company's 1994
Annual Meeting of Stockholders, (i) all present directors were re-elected as nominated and (ii) stockholders approved a proposal to change the Company's name from "United Gaming, Inc." to "Alliance Gaming Corporation."

                              USE OF PROCEEDS

     All of the shares of Common Stock offered hereby are being offered by the Selling Stockholder. The Company will not receive any of the proceeds from the sale of the shares.


                            SELLING STOCKHOLDER

     As of the effective date of the Registration Statement of which this Prospectus is a part, the Selling Stockholder will own 250,000 shares of Common Stock (2.1% of the Common Stock outstanding). Assuming that the Selling Stockholder sells all 250,000 Shares offered hereby, he will no longer own beneficially any shares of Common Stock.

     The Selling Stockholder was engaged by the Company to act as President and Chief Executive Officer in August 1994. He was appointed to the Company's Board of Directors in October 1994 and was appointed Chairman of the Board in March 1995.

     In connection with the issuance of the 250,000 shares of Common Stock to the Selling Stockholder, the Company agreed to file and cause to be declared effective the Registration Statement of which this Prospectus is a part. The Company has also agreed to maintain the Registration Statement effective until the latter to occur of (i) the first anniversary of the date the Selling Stockholder ceases to be an employee of the Company and (ii) the date on which the Selling Stockholder may sell, freely and without restriction, his shares unregistered in compliance with federal securities laws.


                       DESCRIPTION OF CAPITAL STOCK

     The Company's Articles of Incorporation, as amended, authorize the issuance of 185,000,000 shares of capital stock, of which 175,000,000 shares are designated as Common Stock, par value $0.10 per share, and 10,000,000 shares are designated as Special Stock, par value $0.10 per share. As of March 22, 1995, 11,629,650 shares of Common Stock were issued and outstanding and 1,333,333 shares of Convertible Special Stock were issued and outstanding.

Common Stock

     Holders of Common Stock are entitled to cast one vote per share on all matters on which the Company's stockholders are entitled to vote. The number of votes required to take any action by the Company's stockholders are as provided in the Nevada General Corporation law. Holders of Common Stock are not entitled to cumulate their votes. Holders of Common Stock are entitled to receive dividends when and as declared by the Company's Board of Directors out of funds legally available for the payment thereof. The Company's Articles of Incorporation provide that once the subscription price or par value of any share of Common Stock has been paid in, such share shall be non-assessable and shall not be subject to assessment to pay the debts of the Company. Subject to any preferential rights which may be granted to holders of certain series of Special Stock, holders of Common Stock are entitled to share ratably in all assets of the Company that are legally available for distribution to its stockholders in the event of its liquidation or dissolution. Holders of Common Stock have no preemptive rights nor are there any subscription, redemption or conversion privileges associated with the Common Stock.

Special Stock

     The Articles of Incorporation provide that the Special Stock may be issued from time to time upon such terms and conditions and for such consideration as may be provided by the Company's Board of Directors. The Special Stock may be issued in one or more series, each series having such designations, rights, preferences and privileges as may be determined by the Board of Directors of the Company at the time of issuance. The Board has designated an initial series of Special Stock as "Non-Voting Junior Convertible Special Stock," which series consists of 1,333,333 shares of Convertible Special Stock. All of the shares of Convertible Stock were issued to Kirkland on September 21, 1993. The Company's Articles of Incorporation provide that the shares of Convertible Special Stock are intended to have the same rights as the Common Stock and, subject to regulatory compliance, are convertible on a share-for-share basis into shares of Common Stock, except that the shares of Convertible Special Stock have no voting rights and have a $.01 per share liquidation preference.

Provisions Applicable to Certain Holders

     The Nevada General Corporation Law contains a control share provision with respect to the acquisition of more than 20% of the voting shares of a Nevada corporation. The Company, however, has opted out of this provision in accordance with Nevada law by adopting an amendment to its By-laws to such effect.


                           PLAN OF DISTRIBUTION

     Any or all of the shares of Common Stock may be offered and sold to purchasers directly by or on behalf of the Selling Stockholder from time to time in the over-the-counter market, in privately negotiated transactions, in the Nasdaq National Market or otherwise at prices prevailing in such market or exchange or as may be negotiated at the time of sale. The shares of Common Stock may also be publicly offered through agents, underwriters or dealers. In such event, the Selling Stockholder may enter into agreements with respect to any such offering. Such underwriters, dealers or agents may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of shares of Common Stock. The Selling Stockholder and any such underwriters, dealers or agents that participate in the distribution of shares of Common Stock may be deemed to be underwriters, and any profit on the sale of the shares of Common Stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriters, dealers and agents may engage in transactions with, and perform services for, the Company and affiliates of the Company. At the time a particular offer of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the aggregate number of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, concessions or commissions and other items constituting compensation from the Selling Stockholder and any discounts, commissions, or concessions allowed or reallowed or paid to dealers.

                               LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Schreck, Jones, Bernhard, Woloson & Godfrey, Chartered, Las Vegas, Nevada.


                                  EXPERTS

     The consolidated financial statements and schedules of Alliance Gaming Corporation (formerly United Gaming, Inc.), and its subsidiaries as of June 30, 1994 and 1993, and for each of the years in the three-year period ended June 30, 1994, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

No dealer, salesperson or other person
has been authorized to give any information
or to make any representations other than
those contained in this Prospectus and,         250,000 SHARES
if given or made, such information or
representations in connection with
this offering  must be relied upon as
having been authorized by the Company
or by the Selling Stockholder.  This
Prospectus does not constitute an
offer to sell or a solicitation of an
offer to buy any of the securities
offered hereby by anyone in any
jurisdiction in which such offer or
solicitation is not authorized or in
which the person making such offer or
solicitation is not qualified to do so         ALLIANCE GAMING
or to any person to whom it is unlawful          CORPORATION
to make such offer or solicitation.
Neither the delivery of this Prospectus
nor any sale made hereunder shall,
under any circumstances, create an
implication that the information                 COMMON STOCK
contained herein is correct as of any           (Par Value $.10
share time subsequent to the date                  per Share)
of this Prospectus.


       TABLE OF CONTENTS

                                Page

Available Information . . . . . . 2
Incorporation of Certain
Documents by Reference. . . . . . 2
Prospectus Summary. . . . . . . . 3              PROSPECTUS
Risk Factors. . . . . . . . . . . 5
Recent Developments . . . . . . .14
Use of Proceeds . . . . . . . . .17
Selling Stockholder . . . . . . .17
Description of Capital Stock. . .17
Plan of Distribution. . . . . . .18
Legal Matters . . . . . . . . . .18
Experts . . . . . . . . . . . . .18            March   , 1995

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

SEC Registration Fee . . . . . . . . . . . . . . . . . . $ 502
NASD Filing Fee. . . . . . . . . . . . . . . . . . . . . -
Printing and Engraving Expenses. . . . . . . . . . . . . 5,000
Legal Fees and Expenses. . . . . . . . . . . . . . . . .15,000
Accounting Fees and Expenses . . . . . . . . . . . . . . 3,000
Registrar and Transfer Agent Fees and Expenses . . . . . 1,000
Blue Sky Fees and Expenses . . . . . . . . . . . . . . . 3,000
Miscellaneous Expenses . . . . . . . . . . . . . . . . . 2,498

          Total. . . . . . . . . . . . . . . . . . . . .$30,000

     All of the costs identified above will be paid by the Company.

Item 15.  Indemnification of Directors and Officers.

     Article VI of the Company's Articles of Incorporation limits the liability of the Company's directors and officers. It provides that a director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or
(ii) for the payment of dividends in violation of Section 78.300 of the Nevada General Corporation Law. It also provides that any repeal or modification of the foregoing provision of the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Company existing at the time of such repeal or modification.

    Section 78.300 of the Nevada General Corporation Law provides:

         1. The directors of a corporation shall not make dividends or other distributions to stockholders except as provided by such section.

         2. In case of any willful or grossly negligent violation of the provisions of such section, the directors under whose administration the violation occurred, except those who caused their dissent to be entered upon the minutes of the meeting of the directors at the time, or who not then being present caused their dissent to be entered on learning of such action, are jointly and severally liable, at any time within 3 years after each violation, to the corporation, and, in the event of its dissolution or insolvency, to its creditors at the time of the violation, or any of them, to the lesser of the full amount of the dividend made or of any loss sustained by the corporation by reason of the dividend or other distribution to stockholders.

    However, Section 78.751 of the Nevada General Corporation Law permits the Registrant to indemnify its directors and officers as follows:

         1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding,

     whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

         2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines, upon application, that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         4. Any indemnification under subsections 1 and 2, unless offered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

              (a)  By the stockholders;

              (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

              (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

               (d) If a quorum of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion.

    5. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.


Item 16.  Exhibits and Financial Statement Schedules.

Exhibit No.   Description of Exhibit

4.1       Form of Employment Agreement, dated as of August 15,
          1994, by and between the Company and Steve Greathouse.

4.2 Form of Warrant Agreement, dated as of August 15, 1994, by and between the Company and Steve Greathouse and Warrant Certificates issued pursuant thereto.

4.3 Form of Agreement, dated as of September 1, 1994, by and between the Company and Craig Fields.

4.4       Form of Warrant Agreement, dated as of September 1,
          1994, by and between the Company and Craig Fields and form of Warrant Certificates issued pursuant thereto.

4.5 Form of Amendment Agreement, dated as of October 20, 1994, by and among the Company, Kirkland Investment Corporation, Gaming System Advisors, L.P., Kirkland-Ft. Worth Investment Partners, L.P. and Alfred H. Wilms.

4.6 Form of Agreement, dated as of March 20, 1995, by and form of between the Company and Joel Kirschbaum.

4.7       Form of Selling Stockholder Letter Agreement dated
          March 20, 1995.

5.1       Opinion of Schreck, Jones, Bernhard, Woloson & Godfrey,
          Chartered.

23.1      Consent of Schreck, Jones, Bernhard, Woloson & Godfrey,
          Chartered (included in Exhibit 5.1).

23.2      Consent of KPMG Peat Marwick LLP.

24.1      Power of Attorney (included on Page II-5).

Item 17. Undertakings.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes:

     (1) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby further undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Las Vegas, State of Nevada, as of the 24th day of March, 1995.

                                  ALLIANCE GAMING CORPORATION

                                  By:    /s/ STEVEN GREATHOUSE
                                         Steven Greathouse
                                  Chairman, President and Chief
                                     Executive Officer

                       POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Robbins and John W. Alderfer, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including post-effective amendments) and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

        Signatures              Title                   Date

/s/ STEVEN GREATHOUSE    Chairman of the Board of  March 24, 1995
  Steven Greathouse      Directors, President and
                         Chief Executive Officer
                         (Principal Executive Officer)

/s/ JOHN W. ALDERFER     Senior Vice President,    March 24, 1995
John W. Alderfer         Treasurer and Chief
                         Financial Officer
                         (Principal Financial
                         and Accounting Officer)

/s/ JOEL KIRSCHBAUM      Director                  March 24, 1995
Joel Kirschbaum

/s/ ANTHONY L. DICESARE  Director                  March 24, 1995
Anthony L. DiCesare

/s/ CRAIG FIELDS         Director                  March 24, 1995
Craig Fields

                         Director                  March 24, 1995
Jay R. Gottlieb

/s/ DAVID ROBBINS        Director                  March 24, 1995
David Robbins

/s/ ALFRED H. WILMS      Director                  March 24, 1995
Alfred H. Wilms

                       EXHIBIT INDEX

                                                     Sequential
Exhibit No.     Description of Exhibit               Page No.

 4.1 Form of Employment Agreement, dated as of August 15, 1994, by and between the Company and Steven Greathouse.

 4.2          Form of Warrant Agreement, dated as of August
              15, 1994, by and between the Company
              and Steven Greathouse and form of Warrant
              Certificates issued pursuant thereto.

 4.3          Form of Agreement, dated as of September 1,
              1994, by and between the Company and
              Craig Fields.

 4.4          Form of Warrant Agreement, dated as of September
              1, 1994, by and between the Company and
              Craig Fields and form of Warrant Certificates issued pursuant thereto.

 4.5          Form of Amendment Agreement, dated as of October
              20, 1994, by and among the Company, Kirkland
              Investment Corporation, Gaming Systems
              Advisors, L.P., Kirkland-Ft. Worth Investment
              Partners, L.P. and Alfred H. Wilms.

 4.6 Form of Agreement, dated as of March 20, 1995, by and between the Company and Joel Kirschbaum.

 4.7 Form of Selling Stockholder Letter Agreement dated March 20, 1995.

 5.1          Opinion of Schreck, Jones, Bernhard, Woloson &
              Godfrey, Chartered.

 23.1         Consent of Schreck, Jones, Bernhard, Woloson &
              Godfrey, Chartered (included in Exhibit 5.1).

 23.2         Consent of KPMG Peat Marwick LLP.

 24.1         Power of Attorney (included on Page II-5).